EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Equity Incentive Plan, 2010 Employee Stock Purchase Plan, 2004 Stock Plan, the Entropic Communications, Inc. 2007 Equity Incentive Plan, and Entropic Communications, Inc. 2007 Non-Employee Directors’ Stock Option Plan of MaxLinear, Inc. of our report dated February 17, 2016, with respect to the consolidated financial statements and schedule of MaxLinear, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Irvine, California

March 30, 2017